Exhibit 99.1
GETTING READY CORPORATION AND WINSTON LABORATORIES, INC. ANNOUNCE MERGER AGREEMENT
Miami, FL and Vernon Hills, IL — November 15, 2007 — Winston Laboratories, Inc., a specialty pharmaceutical company engaged in the discovery and development of products for pain management, and Getting Ready Corporation (OTC BB: GTRY), a publicly-traded company with no active operations, have signed a merger agreement that will bring the two companies under one umbrella. The combined company will be renamed Winston Pharmaceuticals, Inc., and will be headquartered in Vernon Hills, Illinois. The merger is expected to close in the second quarter of 2008, and shortly thereafter, the company intends to apply to have its shares listed on the American Stock Exchange (AMEX).
     As part of the transaction, Dr. Phillip Frost, former chairman and chief executive officer of IVAX Corporation, and his affiliates invested $5 million in Winston, with an additional $4 million investment to be made at the time the merger is consummated. Proceeds from the investment are expected to fund current operations of Winston Laboratories, including certain costs associated with upcoming regulatory applications. Under the terms of the merger agreement, each common share of Winston Laboratories will be converted into approximately 17.51 shares of common stock of Getting Ready, and each share of preferred stock of Winston Laboratories will be converted into approximately .01751 shares of preferred stock of Getting Ready, each such preferred share being convertible into 1,000 shares of Getting Ready common stock. The merger is subject to customary covenants and several conditions. As a result of the merger, it is expected that Getting Ready shareholders will receive approximately 2.56% of the combined company on a fully diluted basis and the new investors will own convertible preferred stock representing approximately 27.44% of the combined company on a fully diluted basis. Certain of the new investors will also receive five-year warrants entitling them to purchase up to 10% of the common equity of the combined company on a fully diluted basis.
     Glenn L. Halpryn, current director and president of Getting Ready, Steve Rubin, former vice president and general counsel of IVAX Corporation, and Subbarao Uppaluri, former vice president of strategic planning of IVAX Corporation, will serve on the combined company’s board of directors, along with four directors to be appointed by Winston Laboratories. Dr. Joel Bernstein, founder and president of Winston Laboratories, will become president and chief executive officer of the combined company.
     Mr. Halpryn stated that Winston’s scientific and management teams have extensive experience in clinical development for pain indications. Mr. Halpryn also said that he is pleased that Getting Ready was able to enter into this merger agreement within a year of the change of control of Getting Ready, and he looks forward to serving as a member of the board of directors of the combined company following the closing.

About Winston Laboratories
     Winston Laboratories focuses on major pain indications as well as on niche markets, where there is still significant unmet need for pain management options with improved efficacy, safety, and tolerability profiles. Winston’s product candidates span a range of pain indications, including episodic cluster headache, chronic daily headache, osteoarthritis, neuropathic pain, cancer pain and post-operative pain.
     Winston Laboratories’ flagship compound is civamide, a TRPV-1 (transient receptor potential vanilloid—1) receptor modulator, which we believe provides exceptionally long-lasting analgesic activity. A single oral dose of civamide, for example, provides effective analgesia for at least 7 days in a variety of animal pain models. Winston is engaged in late-stage development of civamide for various pain indications, and expects to submit its first marketing authorization applications in North America and Europe for relief of osteoarthritis pain during the first quarter of 2008.
About Civamide
     Civamide (cis-8-methyl-N-vanillyl-6-nonenamide) is a patented, synthetically produced agent that binds to the TRPV-1 receptor, and, in this fashion, selectively depresses the activity of the type-C pain fibers. Civamide causes an initial release of the neuropeptides, substance P (SP) and calcitonin-gene related peptide (CGRP). Pain transmission is then diminished by the subsequent depletion of SP and CGRP from the neuron, coupled with suppression of the synthesis and transport of neuropeptides along the neuron.
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA),regarding product development efforts and other non-historical facts about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that any of our compounds under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the indications being studied or for other indications. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
CONTACT: Getting Ready Corporation
Glenn L. Halpryn, President
(305) 573-4112

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